Exhibit 99.1
TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
REPORTS THIRD QUARTER 2018 RESULTS

New York, NY - October 25, 2018 - Town Sports International Holdings, Inc. (“TSI”) (NASDAQ: CLUB) today reported results for the third quarter of 2018.
TSI’s earnings for the third quarter of 2018 are summarized below. To become fully apprised of our results, shareholders are urged to read our Form 10-Q for the quarterly period ended September 30, 2018 posted at https://www.townsportsinternational.com. The limited information that follows in this press release is not adequate for making informed investment decisions. The unaudited condensed consolidated Statements of Operations are included below.
Dollar amounts in this release are in thousands, except for share and per share amounts. Amounts are unaudited.
Condensed Consolidated Statements of Operations

	Third Quarter
	2018	2017
Revenues:
Club operations	$108,709	$97,022
Fees and other	1,464	1,619
	110,173	98,641
Operating Expenses:
Payroll and related	42,108	37,072
Club operating	50,107	46,087
General and administrative	6,700	5,380
Depreciation and amortization	9,188	9,874
Impairment of fixed assets	2,082	6,497
	110,185	104,910
Operating loss	(12)	(6,269)
Interest expense	3,493	3,192
Interest income	(46)	(36)
Equity in earnings of investee	(79)	(77)
Loss before provision for corporate income taxes	(3,380)	(9,348)
Provision for corporate income taxes	562	3,928
Net loss	(3,942)	(13,276)
Net income attributable to non-controlling interests	4	—
Net loss attributable to Town Sports International Holdings, Inc. and subsidiaries	$(3,946)	$(13,276)

Loss per share:
Basic	$(0.15)	$(0.53)
Diluted	$(0.15)	$(0.53)
Weighted average number of shares used in calculating loss per share:
Basic	25,849,800	25,245,262
Diluted	25,849,800	25,245,262

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

	Third Quarter
	2018	2017
Net loss	$(3,942)	$(13,276)
Interest expense, net of interest income	3,447	3,156
Provision for corporate income taxes	562	3,928
Depreciation and amortization	9,188	9,874
EBITDA (2)	9,255	3,682
Impairment of fixed assets	2,082	6,497
Net costs related to closing clubs and other cost-savings initiatives	403	188
Incremental expense related to the adoption of ASC 606 (1)	264	—
Separation expense related to headcount reductions and former executive officers	57	676
Adjusted EBITDA (2)	$12,061	$11,043
(1) On January 1, 2018, the Company adopted FASB Accounting Standards Codification Topic 606 and all the related amendments (“ASC 606”) which requires the Company to defer costs related to obtaining members and expense those costs over the estimated membership life. Under previous guidance, these membership costs were expensed at the time of the respective sale.
(2) EBITDA and Adjusted EBITDA for the third quarters of 2018 and 2017 include costs related to acquisitions of $722 and $250, respectively.
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
EBITDA consists of net income (loss) plus interest expense (net of interest income), provision (benefit) for corporate income taxes, and depreciation and amortization. Adjusted EBITDA is TSI’s EBITDA excluding certain items, such as any fixed asset or goodwill impairments, gain (loss) on extinguishment of debt, net costs related to closing clubs and other cost-savings initiatives, incremental expense related to the adoption of ASC 606, and separation expense related to headcount reductions and former executive officers. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.
EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or other cash flow data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income and operating income, are significant and must be considered in performing a comprehensive assessment of our performance.
Investors or prospective investors in TSI regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which TSI’s management and board of directors analyze our performance. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.
Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.
Adjusted EBITDA has similar uses and limitations as EBITDA. We have excluded additional items in the calculation of Adjusted EBITDA because management believes that this metric is useful in making period to period comparisons of our performance. We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our performance.

Forward-Looking Statements
This release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding future financial results and performance, potential club closures, results of cost-savings initiatives, and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “may,” “should,” or the negative version of these words or other comparable words. Forward-looking statements speak only as of the date when made, and TSI undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
About Town Sports International Holdings, Inc.
Town Sports International Holdings, Inc. is a diversified holding company with subsidiaries engaged in a number of business and investment activities. The Company’s largest operating subsidiary has been involved in the fitness industry since 1973 and has grown to become one of the largest owners and operators of fitness clubs in the Northeast region of the United States. TSI’s corporate structure provides flexibility to make investments across a broad spectrum of industries in order to create long-term value for shareholders.
Until further notice, TSI will not be hosting conference calls to discuss quarterly results. TSI intends to continue to issue press releases reporting quarterly earnings.
Investor Contact:
(917) 765-9974
Investor.relations@town-sports.com